Exhibit N
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Selected Financial Data” and “Independent Registered Public Accounting Firm” and to the inclusion of our report dated January 16, 2007 in the Registration Statement (Form N-2) of Tortoise Capital Resources Corporation filed with the Securities and Exchange Commission under the Securities Act of 1933, related to the offering of 6,500,000 shares of common stock.
/s/ Ernst & Young LLP
Kansas City, Missouri
August 10, 2007